NON-EXCLUSIVE DISTRIBUTION AGREEMENT FOR REGION OF

NEW JERSEY (NORTHEAST USA)

DURATION: 12-Month (“1 Year”) Agreement

This Amended and Restated Comprehensive Distribution Agreement (this “Agreement”) is made effective as of April 30, 2019 by and between Tauriga Sciences Inc (OTCQB: TAUG) (“TAUG” or “Tauriga”), a Florida corporation, with a principal address of 555 Madison Avenue, 5th Floor New York, NY 10022 and Sai Krishna LLC (“SKL”), a New Jersey corporation (engaged in distribution, marketing, and fulfillment of products —mainly to the spirits industry and convenient stores), with its mailing address at 27 Wingate Drive // Livingston, NJ 07039.

W I T N E S S E T H:

WHEREAS, Tauriga is engaged in the manufacture, sale and distribution of a CBD Infused Chewing Gum Product Line (branded as Tauri-Gum TM) (the “Products”) initially focusing on the New Jersey & Northeast Region of USA (specifically: spirits stores, convenient stores, pharmacies, and other varying types of prospective new retail and wholesale customers) (as defined below);

WHEREAS, Tauriga is the owner or exclusive United States licensee, with authority to sublicense, of the trademarks listed on Exhibit A hereto, and all service marks, designs, logos, trade names, advertising, commercial symbols and slogans used in connection with Products (as defined below) (collectively or separately, the “Trademarks”) for the Products and/or such other products that may become subject to this Agreement;

WHEREAS, SKL is engaged in the management of a large number of spirits stores in New Jersey and has extensive distribution relationships throughout the Northeast USA as well as Asia (Introductions have already been made to top affiliates at a global Asia based E-Commerce Giant).

WHEREAS, Tauriga and SKL have agreed that the Date of Execution shall be defined as: April 30, 2019.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

I. RIGHT TO DISTRIBUTE.

1. Tauriga, as the owner and/or exclusive licensee of the Trademarks and all of the other proprietary trade dress, package, designs, logos related thereto (the “Other IP” Inclusive “USPTO filed Trademark for Tauri-GumTM” filed for by Tauriga Sciences Inc. during December 2018) in and to the Products and Tauriga hereby grants to SKL a non-exclusive right to distribute the Products under the terms of this Agreement in the NJ and Northeast Region of USA.

2. Tauriga will contemplate granting to SKL an exclusive license to SKL to market and distribute its Tauri-GumTM product line — for the NJ market at a later time, should both parties deem it in the best interests of all parties (by mutual Agreement).

3. Tauriga shall make inventory available to SKL, as requested by SKL to fulfill orders. All net revenue earned & realized by Tauriga shall be deposited into Tauriga’s dedicated Revenue Intake ACCT at TD Bank.

4. The parties (Tauriga and SKL) acknowledge and agree that the initial target customers shall be spirits stores, convenient stores, pharmacies, etc. that believe that a legal CBD Infused Supplement Gum may be a desirable option for some patients. Tauriga makes the following point(s) clear: The Company shall NOT EVER make any medical claims or treatment claims with respect to this product — it is simply characterized and classified as a SUPPLEMENT CHEWING GUM containing 10mg of CBD Isolate per serving ( 1 serving — 1 piece of Gum).

II. SKL’s OBLIGATIONS

1. SKL shall use reasonable efforts to promote the sale of Products in the NJ and Northeast Region of USA Market and to maintain a business organization and equipment necessary to function properly in the manufacture (Tauriga’s responsibility), sale and distribution of Products. SKL may engage such subdistributors, agents or other third parties to assist it in the performance of this Agreement as SKL deems appropriate; provided that SKL shall be responsible for the conduct and cost of the same.

2. SKL will provide to Tauriga detailed sales reports showing, by customer on a monthly basis: monthly depletions by Product, sales by channel/accounts and monthly ending inventory

3. SKL will store, transport and deliver Products at appropriate temperatures in the IRM storage facility, so as to maintain the high quality of the Products

4. SKL will provide supplemental material to potential customers — so long as such material(s) are approved by Tauriga (as well as Tauriga s specialized CBD Counsel) for the legal protection of all parties.

5. SKL shall maintain inventory levels (or notify Tauriga of its likely inventory needs) of Products reasonably necessary to satisfy expected demand.

6. SKL shall materially comply with all laws, rules, regulations, requirements, orders and ordinances now in effect of which may hereafter be enacted or promulgated applicable to its operations or obligations under this Agreement.

7. SKL covenants, warrants and represents to Tauriga that it is free to enter into this Agreement and is not and shall not be under any obligation, written or otherwise, to any other party which would prevent SKL from complying with all the terms and conditions of this Agreement.

III. TAURIGA OBLIGATIONS.

1. Marketing Support. SKL and Tauriga shall from time to time during the term of this Agreement, no less frequently as annually, mutually determine promotional and marketing programs and expenditures to be undertaken by Tauriga to service and support the growth and maintenance of sales in the NJ and Northeast Region of USA (each, a “Support Budget”). In this regard, the parties covenant, agree and acknowledge that the cost of any marketing, advertising and promotional fees incurred by SKL on behalf of Tauriga shall be split as follows:

(a) Fixed fees, i.e., advertising, circular fees — (BY Mutual Agreement);

(b) all reset costs — (BY Mutual Agreement);

(c) all variable fees and any other costs, including all off-invoice, promos and bill-backs — (BY Mutual Agreement).

2. Materials to be Furnished by Tauriga. Tauriga shall furnish to SKL technical and sales promotional materials, brochures, bulletins, and specification data on Products from time to time. Such materials will be furnished in reasonable quantities at no cost to SKL.

3. Training. SKL agrees to make available to Tauriga appropriate personnel at reasonable times and places for training on the Products and distribution techniques preferred by Tauriga. Such training will be provided by Tauriga at Tauriga’s expense, to assist SKL to fulfill its obligations under this Agreement.

4. Intellectual Property. During the Term, Tauriga hereby grants to SKL a limited, non-transferrable, non-exclusive license to use the Trademarks and Other IP to SKL solely for use on and in connection with the advertising, promotion, sale and distribution of the Products in the NJ and Northeast Region USA Markets. Tauriga shall have the right to use SKL’s name and logo on Tauriga’s website for the purpose of identifying SKL as a distributor of the Products

5. Tauriga shall fill promptly all orders from SKL for Products and for other items to be provided by Tauriga hereunder.

6. Tauriga shall promptly pay or credit to SKL’s account, when due, not less frequently than monthly, all approved and verified credits, discounts, allowances, incentive payments, bill backs or other reimbursements due SKL pursuant to any program to which the parties may agree.

7. Tauriga represents and warrants that:

(a) the Products upon delivery to SKL,

(i) shall be pure and wholesome, fit for human use, merchantable and free from all defects,

(ii) shall, in all instances, comply with all applicable Federal, state or local laws and regulations, in all respects, including without limitation, beverage quality, labeling, identity, quantity, packaging, and returnable container or deposit requirements;

(iii) shall not be adulterated and misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, and shall not be an article or articles which may not, under the provisions, of said Act, be introduced into interstate commerce;

(iv) shall not be adulterated or misbranded within the meaning of the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Hazardous Substances Act, or any applicable state act or any other applicable Federal, state, or local law or regulation; and

(v) when delivered to SKL, shall have a remaining shelf life of not less than twelve (12) months, the expiration of which shall be clearly marked on the outside of all cartons and pallets;

(b) it is the owner or exclusive U.S. licensee of the Trademarks and Other IP, that it has the right to license the Trademarks and Other IP to SKL throughout the Term of this Agreement, and that SKL’s use of the Trademarks and Other IP as provided by this Agreement will not infringe or violate the rights of any third party; and

(c) it is free to enter into this Agreement and is not under any obligation, written or otherwise, to any other party which would prevent Tauriga from complying with all the terms and conditions of this Agreement

(d) Tauriga shall replace all Products that, at the time and place of delivery, do not meet the requirements of Section III(7) above, at Tauriga’s expense, including the amount of SKL’s laid-in cost, at SKL’s option. Tauriga shall also reimburse SKL for all of SKL’s incidental expenses incurred as a consequence of such Products failure to comply with Section III(7) above (including but not limited to Products in the hands of SKL or of the retail trade that have purchased such product from SKL if such Products did not conform to the requirements of Section III(7)) or as a consequence of any other fault of Tauriga; provided that Tauriga shall not be liable for any of the same to the extent they arise for the actions or inactions of SKL or the retail trade. The foregoing shall not be construed to entitle SKL to recover lost profits or other consequential damages resulting from the failure of Products to conform to the requirements of Section III(7) other than as expressly set forth above

(e) Tauriga shall materially comply with all laws, rules, regulations, requirements, orders and ordinances now in effect or which may hereafter be enacted of promulgated applicable to its operations or obligations under this Agreement.

IV. CONSIDERATION. In addition to any other amounts due to SKL hereunder, Tauriga shall pay and/or deliver the following:

1. Retention of Neelima Lekkala as Regional Sales Vice President. In consideration for the inherent market leverage afforded by SKL’s extensive existing relationships with dozens of spirits stores, convenient stores, pharmacies, wholesalers, etc. etc. in the NJ and Northeast Region USA Markets, Tauriga has agreed to assist SKL’s efforts — with the hiring of Neelima Lekkala (“Mrs. Lekkala”) as Vice President (“VP”) Regional Sales & Marketing. There will be a separate agreement provided to Mrs. Lekkala formalize this arrangement. Her Compensation will be: 250,000 shares of TAUG (fully earned and vested upon execution of her SPECIFIC agreement — which is, of course, separate from this one), 30% cash commission of the total gross sales that Mrs. Lekkala generates (through the sale of Tauri-Gum product line), and she is entitled to cash reimbursement from the Company (once invoiced) for activities directly relating to the sale of Tauri-Gum.

2. Restricted Stock. 1) Tauriga shall issue and deliver FIVE HUNDRED Thousand (500,000) shares of its unregistered, common stock (the “TAUG Shares”) to SKL’s Managing Director, Mr. Mahesh Lekkala (“Mr. Lekkala”) personally. These 500,000 personal shares to Mr. Lekkala are fully earned and vested upon execution of this Agreement (for services rendered by Mr. Lekkala since March of 2019). 2) A second issuance of FIVE HUNDRED Thousand (500,000) shares to be issued directly to SKL. This 2nd 500,000 shares issuance, shall be administered as follows: 250,000 shares to be issued to SKL upon execution this Agreement and the balance (or final 250,000 shares) to be issued 90 days subsequent to the execution of this Agreement or August 1st, 2019). Though some shares of Tauriga’s common stock (the “Float”) are publicly tradable on the OTCQB under the symbol “TAUG”, these TAUG Shares to be issued hereunder are not registered for resale and thus the transferability of such shares is “restricted” to certain “exempt transactions” under the Securities Act of 1933, as amended (the “Securities Act”), including, most notably the safe harbor sale requirements set forth in Rule 144 promulgated under the Securities Act. SKL, represents and warrant that it is an “accredited investor” as such term is defined by the Securities Act. TOTAL ISSUANCE SET FORTH HEREIN: 1,000,000 shares of TAUG common Stock (500,000 shares payable to Mr. Lekkala within 10 business days of April 30, 2019 / 250,000 shares payable to SKL within 10 business days of April 30, 2019 / and 250,000 shares payable to SKL within 10 business days of August 1, 2019).

SKL reserves the right to subjugate this issuance into smaller issuances (aggregating 500,000 TAUG Shares), to any 3rd parties (individual or corporate that it sees fit). This share issuance shall occur within thirty (10) days from date of execution of this Agreement (however for the purpose of Rule 144, shall revert to or tack back to the date at which this Agreement is mutually executed and deemed “Effective as of that date”). If the Subjugation Instructions or Specific Issuance Instructions have not been provided to Tauriga within thirty (10) days from date of execution, then the Tauriga commits to issue these 500,000 shares (as expressed in the terms above) within ten (10) business days of the date on which it RECEIVES the specific issuance instructions from IRM.

V. PRODUCT COST — ORDERING PROCEDURES

1. Tauriga has the absolute right to determine what SKL will be charged for each SKU of Product. Tauriga agrees that such pricing will also be fair and ethical — comparatively to other concurrent business (being transacted in other Markets) by the Company. However, Tauriga acknowledges that there may be a variance in pricing —depending on each individual circumstance

2. Tauriga will give SKL no less than sixty (60) days prior written notice of its intention to change the Cost of any individual SKU of Products

3. The payment terms are: SKL has 30 days (from the receipt of customer payment) to transfer all appropriate revenue (portion contractually owed to Tauriga) to the Company —to its dedicated TD Bank Revenue Intake ACCT.

4. SKL shall order Products from Tauriga from time to time using the purchase order form (to be sent to SKL via email), or such other form acceptable to the parties. Tauriga shall pay all freight charges for the sale of Products that are delivered to SKL storage facility in NJ or at any other location it may designate within or without the SKL Market.

5. Orders may be placed by fax or by telephone; however, if by telephone, a confirming fax must be sent within 24 hours and referencing the prior telephone call so as to avoid duplicate orders. All orders placed by SKL for Products during the term of this Agreement shall be subject to Tauriga’s acceptance and the terms of this Agreement. Orders cannot be altered by a different purchase order form used by SKL or any other party.

VI. TERMINATION

1. Subject to Section VI(5) below, either party Shall have the right to terminate this Agreement upon the other party’s failure to perform any of its material obligations contained in this Agreement, provided however that the non-breaching party shall first give notice to the breaching party (within ten (10) days of knowledge of the breach) of each such failure and the breaching party shall have twenty (20) days after receipt of each such notice to cure such failure. If such breach is not cured within such period, the non-breaching party may terminate this Agreement and seek any other remedies available to it under law or equity. Notwithstanding the foregoing, in the case of a breach in the payment for Products (not in reasonable dispute by SKL), SKL shall have only five (5) days after receipt of notice to cure such failure, provided, that, SKL will only be afforded a maximum of two (2) opportunities to cure payment defaults during each calendar year of the term of this Agreement.

2. In addition, if either Party shall file a voluntary petition in bankruptcy, be declared bankrupt, make an assignment for the benefit of creditors, or suffer the appointment of a receiver or trustee of its assets or is declared insolvent, that party shall be in breach of a material obligation of this Agreement, and the non-breaching Party may immediately terminate this Agreement upon written notice to the breaching Party.

3. Except for Section VI(5) below, nothing contained herein shall be deemed to limit either Party’s right to obtain damages or equitable relief if either Party shall breach its obligations under this Agreement. All remedies shall be cumulative and are intended to be and shall be non- exclusive.

4. Subject to Section VI(5) below, Tauriga may terminate this Agreement without cause, in its sole discretion, at any time upon sixty (60) days advanced written notice to SKL.

5. Payout.

(i) The Payout shall be due within ninety (90) days of the effective date of such termination. The Payout shall be net of any sums due to Tauriga as of the effective date of the termination of the Agreement.

(ii) The parties agree that in the event of such a termination, it would be difficult to calculate SKL’s damages and the liquidated damages set forth in this Section VI(5) are reasonable and do not constitute a penalty. SKL hereby waives to the fullest extent permitted by law, any and all other claims for damages with respect to the termination of this Agreement subject to this Section VI(5) of any nature whatsoever, in consideration for the receipt of the Payout.

6. The parties acknowledge and agree that this Agreement may be terminated only in accordance with the terms of this Section VI and Section XII. Any termination not permitted hereunder or under Section XII shall be deemed null and void.

VII. IRM AS AN INDEPENDENT CONTRACTOR. SKL and Tauriga shall remain independent contractors and nothing herein shall be interpreted as the parties hereto acting in concert or as joint ventures or partners. Except as specifically set forth herein, SKL and Tauriga do not convey to each other any property interest in the other’s corporate name, Trademarks or intellectual property. SKL has not paid nor agreed to pay any fee or other consideration for the rights conferred on it hereby, and agrees that it is not a franchisee within the meaning of, and hereby expressly waives, to the fullest extent permitted by law, the benefits of and any claim under, any statute or rule regulating franchises, distribution agreements or similar matters, or any so- called franchisee or distributor protection, or business opportunity or dealership, laws

VIII. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party. This Agreement is not assignable by either party without the prior express written consent of the other party, and any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, SKL may assign this Agreement to a subsidiary of or other affiliated entity in common control with SKL without Tauriga’s consent upon written notice to Tauriga of such assignment, so long as SKL remains primarily liable for its obligations

IX. INDEMNIFICATION

1. SKL shall indemnify, hold harmless and defend Tauriga, its affiliates and their respective officers, directors and employees from any and all loss, liability, claim, damage, including but not limited to, claims of injury or death to person or damage to property, and expenses (including reasonable attorney’s fees) which they, of any of them, may suffer or incur as a result or arising out of the distribution or other activities of SKL under this Agreement including any intentional or negligent act/or omission to act by SKL of any of its employees, agents officers or directors.

2. Tauriga shall indemnify, hold harmless and defend SKL, its affiliates and their respective officers, directors and employees from any and all loss, liability, claim, damage, including but not limited to, claims of injury or death to person or damage to property, and expenses (including reasonable attorney’s fees) which they, or any of them, may suffer or incur as a result or arising out of the breach of any representation of obligation under this Agreement, and/or with respect to the Products, or the manufacturing, distribution or other activities of Tauriga under this Agreement, including any intentional or negligent act/or omission to act by Tauriga or any of its employees, agents, officer of directors

3. In any claim for indemnification under this Agreement, the party seeking indemnification (the “Indemnitee”) shall give written notice to the other party against which such indemnification is sought (the “Indemnitor”) with reasonable promptness after notice of any claim or suit involving, of which could involve, an indemnifiable claim under this Agreement. Notwithstanding anything to the contrary provided in this Agreement, in any action in which such third party claims are asserted against the Indemnitee (whether or not such claim is covered by insurance), the Indemnitee shall assert his, her or its right of indemnification against the Indemnitor in that action, by whatever procedural options are available to the Indemnitee. If the Indemnitor has acknowledged in writing its obligation to indemnify the Indemnitee in respect of third-party claim, the Indemnitee shall not settle of otherwise compromise such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, unless this condition violates the provisions of the Indemnitor’s liability insurance policy. The parties shall cooperate with one another in the defense of any indemnifiable claim.

X. INSURANCE. During the term of this Agreement Tauriga shall provide, and keep in force, at its sole expense, a product liability insurance policy, with limits of liability of not less than $3,000,000 for product liability claims (insurance binder for $3,000,000 officially completed on Friday April 26, 2019), which shall name the other party as an additional insured. Such policy shall provide that it may not be cancelled without at least thirty (30) days prior written notice to each party as the case may be. If at any point in this Agreement, said policies lapses on with respect to any Products manufactured or supplied to SKL for distribution, the lapse will be considered a material breach.

XI. AUTHORITY. The undersigned persons executing this Agreement hereby certify that they are duly authorized and empowered by the governing board of their respective company or corporation, and the articles and bylaws and/or operating agreement, as applicable, thereof, to execute and deliver this Agreement.

XII. FORCE MAJEURE

1. A party’s obligation hereunder shall be suspended if such party is prevented from performing its obligations as a result of fire, flood, explosion, accident, breakdown of machinery, product tampering by third parties, governmental acts, laws or regulations (other than government action in response to public health violations by such party), war, terrorism, labor difficulties, any act of God of any other cause not within such party’s control, which, by the exercise of reasonable due diligence, such party is not able to avoid of overcome within a reasonable period of time (each, a “Force Majeure”).

2. If SKL is the party that is unable to perform its obligations under this Agreement during the event of Force Majeure, upon the occurrence of a Force Majeure event, SKL shall assess in good faith, the projected duration of the Force Majeure event. If SKL reasonably anticipates the duration will be sixty (60) days or less, SKL will notify Tauriga in writing of the anticipated duration, and Tauriga may distribute its products through another distribution channel. Tauriga shall be required to resume distribution of its products through IRM seven (7) days after SKL notifies Tauriga in writing that SKL is able to commence its distribution operations.

3. Notwithstanding any other provision of this Agreement, if a Force Majeure event continues for more than ninety (90) days, the party whose performance is not impaired by such Force Majeure event may terminate this Agreement upon written notice to the other party, and such termination shall be with cause

XIII. WAIVER. Failure of either party at any time to require performance by the other party of any provision of this agreement shall in no way affect the full fight to require such performance at any time thereafter. The waiver of either party to any provision of this Agreement shall not be taken or held to be a waiver of any succeeding breach of such provisions or as a waiver of the provision itself.

XIV. GOVERNING LAW; JURISDICTION. The parties agree that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. EACH OF THE PARTIES CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, SHALL BE BROUGHT EXCLUSIVELY IN ANY COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE, IN THE COUNTY OF NEW YORK. EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS. EACH OF THE PARTIES AGREES THAT PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS (POSTAGE PREPAID) IN ACCORDANCE WITH THE PROVISIONS OF SECTION XX OF THIS AGREEMENT. ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 19 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OF FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH PARTY WAIVES TRIAL BY JURY IN ANY PROCEEDING HEREUNDER.

XV. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing thirty (30) days' written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

XVI. PRESS RELEASES. SKL acknowledges that Tauriga may be required to issue press releases from time to time as a reporting company subject to the requirements of the Securities Exchange Act of 1934 Act (the “34 Act”) regarding material events relating to any matter directly or indirectly pertaining to the Agreement, the results therefrom and/or the course of conduct of the Parties relating thereto. In this regard, Tauriga acknowledges and agrees that it shall not issue any press release referring, directly or indirectly, to the Agreement, SKL and/or any of its affiliates, without the prior written approval of SKL.

XVII. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

XVIII. MODIFICATION OF AGREEMENT. Any modification of this Agreement of additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing and signed by each party of an authorized representative of each party.

XIX. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provisions. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

XX. NOTICES. Any notice provided for of concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent a nationally recognized overnight courier service to the persons and address as set forth below:

For SKL:	SAI KRISHNA LLC (“SKL”) — a NJ Corporation
27 Wingate Drive
Livingston, New Jersey 07039 Attn: Mr. Mahesh Lekkala

For Tauriga:	Tauriga Sciences Inc (“TAUG” or “Tauriga”) — a FLA Corporation
555 Madison Avenue, 5th Floor
New York, NY 10022
Attn: Seth M. Shaw, CEO

XXI. PARAGRAPH HEADINGS. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

XXII. COUNTERPARTS AND FAX SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument. The parties agree that a facsimile or digital signature of a party hereto shall be deemed to be as legally effective and binding as a signed original; provided, however, any party providing a fax or digital signature shall be required to promptly forward a signed original to any requesting party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

Tauriga Sciences Inc.

By:
Name:	Seth M. Shaw April 30, 2019
Title:	Chief Executive Officer, SAIKRISHNA LLC.

By:
Name:	Mahesh Lekkala - April 30, 2019
Title:	President

EXHIBIT A

TRADEMARKS

“TAURI-GUM” and all associated trademarks